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                                                                    Exhibit 99.1

CISCO SYSTEMS TO ACQUIRE PIRELLI OPTICAL SYSTEMS
CISCO'S ENTRY INTO DWDM MARKET BOLSTERS ITS OPTICAL NETWORKING PORTFOLIO

     SAN JOSE, Calif., Dec. 20, 1999 -- Cisco Systems, Inc. today announced a definitive agreement to acquire the optical systems business of Pirelli S.p.A of Milan, Italy. Pirelli is a recognized innovator in both optical component technology and optical systems for service providers. The purchase of Pirelli Optical Systems is Cisco's first multi-billion dollar acquisition in Europe and Cisco's first entry into the dense wave division multiplexing (DWDM) market. DWDM is an innovative technology that uses different color light waves instead of electronic pulses to dramatically increase the capacity of broadband networks carrying a combination of phone, Internet, and video traffic.

     In connection with this acquisition, Cisco also announced a strategic alliance with Pirelli S.p.A. and that it intends to invest $100 million in Pirelli's optical components and submarine optical transmission system businesses. Under the terms of the agreement, Cisco is acquiring Pirelli Optical Systems for an aggregate consideration of up to $2.15 billion of which a portion is contingent on revenue targets and other performance milestones. The transaction will be accounted for using purchase accounting. In connection with the acquisition, Cisco expects a one-time charge against after-tax earnings between $0.03 to $0.09 per share for purchased in-process research and development expenses in the third quarter of fiscal 2000. This acquisition has been approved by the board of directors of each company and is subject to various closing conditions including approval under the Hart-Scott-Rodino Antitrust Improvements Act and certain country antitrust reviews.

     The acquisition of Pirelli Optical Systems enables Cisco to offer an end-to-end optical networking solution for service providers. Pirelli's optical products will be seamlessly integrated with optical products and technology that Cisco has acquired from start-ups Cerent, Monterey Networks and Pipelinks. When these optical acquisitions are combined with Cisco's leadership in Internet routing, the acquisition of Pirelli's optical business allows Cisco to immediately address the total optical networking market estimated to be over $40 billion by 2005.

     "Pirelli's optical business delivers innovative technology and systems from an early stage company and provides Cisco with additional European channel and sales support," said Don Listwin Cisco executive VP, service provider and consumer lines of business. "With this capability, Cisco becomes the only company in the world capable of delivering an end-to-end 10 gigabit--or OC-192-- Internet based optical network."

     Pirelli Optical Systems is the first company to ship open standards-based, 10 gigabits per second (Gbps; also known as OC-192) optical transport systems and its products represent the largest installed base of such products in the world. Pirelli Optical Systems' OC-192 systems represent the most advanced high-speed fiber optic technology used in next-generation optical networks. Leading U.S. and international service providers such as Frontier/Global Crossing, Telecom Brazil , France Telecom and Deutsche Telecom have deployed Pirelli's DWDM technology.

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     The company's technology will be integrated into Cisco's current optical product family and will provide a foundation for future Internet-based, optical solutions in this market. This acquisition addresses the fourth phase in Cisco's five-phase optical transport strategy and will provide Cisco with additional optical transport expertise in Europe including a sales team and sales support for Cisco's European customers.

     Pirelli Optical Systems' strong technical team strengthens Cisco's newly created optical product group led by Cisco group vice president Carl Russo. Pirelli's systems business was founded in 1995. The 701 employees located primarily in Milan, Italy; Tregastal, France; Wuppertal, Germany and Lexington, South Carolina will be led by Pirelli Optical Systems' current CEO Geraint Anderson and will join Cisco's optical product group in the service provider line of business.

EDITORS NOTE

     Cisco will hold a conference call for press and analysts on December 20 1999 at 5:30 a.m. PST. Domestic call-in number: (888) 937-3225, International call-in number: (415) 908-4755. A replay of the conference call will be available at 7:30 a.m. PST on 12/20/99 and can be accessed with reservation #13890493. Domestic call-in number: (800) 633-8284; international call in number: (858) 812-6440. It is also available on Cisco's Web site at www.cisco.com under Investor Information.

CISCO SYSTEMS

CISCO SYSTEMS, INC. (NASDAQ:CSCO) is the worldwide leader in networking for the Internet.

CONTACT FOR THIS PRESS RELEASE:

Abby Smith
Cisco Systems, Inc.
(408) 525-8548
absmith@cisco.com

Imogen Bailey
Cisco Systems, Inc.
+44 181 756 8219
imbailey@cisco.com
For more information visit Cisco PR Contacts

                                      # # #

     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with acquisition strategy, dependence on new product offerings, competition, patents, intellectual property and licensing, future growth,

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rapid technological and market change, manufacturing and sourcing risks,
Internet infrastructure and regulation, international operations, volatility of stock price, financial risk management and potential volatility in operating results, among others.

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partnership relationship between Cisco and any of its resellers. (9907R)